Exhibit 10.3

CREDIT AND GUARANTY AGREEMENT

dated as of December 6, 2016

among

MEDICAL DEVELOPERS, LLC
as Borrower,

CERTAIN SUBSIDIARIES AND AFFILIATES OF MEDICAL DEVELOPERS, LLC,
as Guarantors,

VARIOUS LENDERS,

and

WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Administrative Agent and Collateral Agent

$20,000,000 Senior Secured Term Loan Credit Facility

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS AND INTERPRETATION	1

1.1	Definitions	1

1.2	Accounting Terms	14

1.3	Interpretation, etc.	15

SECTION 2.	TERM LOANS	15

2.1	Term Loans	15

2.2	Pro Rata Shares	16

2.3	Use of Proceeds	16

2.4	Evidence of Debt; Register; Lenders’ Books and Records; Term Loan Notes	16

2.5	Interest on Term Loans	17

2.6	Default Interest	17

2.7	Borrower Payment	17

2.8	Voluntary Prepayments	18

2.9	Application of Prepayments	18

2.10	General Provisions Regarding Payments	18

2.11	Ratable Sharing	19

2.12	Increased Costs; Capital Adequacy	20

2.13	Taxes; Withholding, etc.	21

SECTION 3.	CONDITIONS PRECEDENT	24

3.1	Closing Date	24

3.2	Credit Extensions	26

SECTION 4.	REPRESENTATIONS AND WARRANTIES	28

4.1	Organization; Requisite Power and Authority; Qualification	28

4.2	Due Authorization	28

4.3	No Conflict	28

4.4	Governmental Consents	28

4.5	Binding Obligation	29

4.6	Governmental Regulation	29

4.7	Margin Stock; Use of Proceeds	29

4.8	Solvency	29

4.9	Terrorism Laws and FCPA	29

4.10	Security Interest in Collateral	30

4.11	Other Representations and Warranties	30

4.12	Senior Debt	30

4.13	Historical Financial Statements	30

4.14	No Material Adverse Change	31

4.15	Common Enterprise	31

4.16	Litigation	31

4.17	No Default	31

4.18	Investment Company Act	31

4.19	Subsidiaries	31

4.20	Taxes	31

4.21	Material Contracts	32

4.22	Approved Budget	32

SECTION 5.	AFFIRMATIVE COVENANTS	32

5.1	Budget and Other Reports	32

5.2	Existence; Compliance with Requirements of Law	33

5.3	Subsidiaries	34

5.4	Use of Proceeds	34

5.5	Further Assurances	34

5.6	2015 Audited Financial Statements	34

SECTION 6.	NEGATIVE COVENANTS; INCORPORATION BY REFERENCE; PERMITTED VARIANCE	34

6.1	Covenants Applicable to Each Credit Party and its Subsidiaries	34

6.2	Permitted Variances	36

SECTION 7.	GUARANTY	37

7.1	Guaranty of the Obligations	37

7.2	Contribution by Guarantors	37

7.3	Payment by Guarantors	38

7.4	Liability of Guarantors Absolute	38

7.5	Waivers by Guarantors	40

7.6	Guarantors’ Rights of Subrogation, Contribution, etc.	40

7.7	Subordination of Other Obligations	41

7.8	Continuing Guaranty	41

7.9	Authority of Guarantors or Borrower	41

7.10	Financial Condition of Borrower	42

7.11	Bankruptcy, etc.	42

SECTION 8.	EVENTS OF DEFAULT	43

8.1	Events of Default	43

8.2	Proceeds to be Turned over to and Held by Administrative Agent	45

SECTION 9.	AGENTS	46

9.1	Appointment	46

9.2	Delegation of Duties	46

9.3	Exculpatory Provisions	46

9.4	Reliance by Administrative Agent and Collateral Agent	47

9.5	Notice of Default	47

9.6	Non-Reliance on Agents and Other Lenders	47

9.7	Indemnification	48

9.8	Agent in Its Individual Capacity	49

9.9	Successor Administrative Agent or Collateral Agent	49

9.10	Withholding Tax	49

9.11	Collateral Matters	50

9.12	Concerning the Collateral and Related Credit Documents	51

SECTION 10.	MISCELLANEOUS	51

10.1	Notices	51

10.2	Expenses	51

10.3	Indemnity	52

10.4	Set Off	53

10.5	Amendments and Waivers	53

10.6	Successors and Assigns; Participations	54

10.7	Independence of Covenants	58

10.8	Survival of Representations, Warranties and Agreements	58

10.9	No Waiver; Remedies Cumulative	58

10.10	Marshalling; Payments Set Aside	58

10.11	Severability	58

10.12	Obligations Several; Independent Nature of Lenders’ Rights	58

10.13	Headings	59

10.14	APPLICABLE LAW	59

10.15	CONSENT TO JURISDICTION	59

10.16	WAIVER OF JURY TRIAL	60

10.17	Confidentiality	61

10.18	Usury Savings Clause	61

10.19	Counterparts	62

10.20	Effectiveness	62

10.21	Patriot Act	62

10.22	Entire Agreement	62

v

APPENDICES:	A	Term Loan Commitments
	B	Notice Addresses

SCHEDULES:
	4.1	Jurisdictions of Organization and Qualification
	4.3	Consents
	4.16	Litigation
	4.19	Organizational Chart
	4.22	Approved Budget

EXHIBITS:	A	Funding Notice
	B	Term Loan Note
	C	Assignment Agreement
	D	Certificate Regarding Non-bank Status
	E-1	Closing Date Certificate
	E-2	Solvency Certificate
	F	Counterpart Agreement
	G	Security Agreement

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of December 6, 2016, is entered into by and among MEDICAL DEVELOPERS, LLC, a Florida limited liability company (the “Borrower”), certain subsidiaries and affiliates of the Borrower, as Guarantors (as defined below), the Lenders (as defined below) party hereto from time to time and Wilmington Savings Fund Society, FSB, as administrative agent for the Lenders (in such capacity and together with its successors and assigns in such capacity, the “Administrative Agent”) and collateral agent for the Administrative Agent and the Lenders (in such capacity and together with its successors and assigns in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend certain credit facilities to Borrower in the form of delayed draw term loans in an aggregate principal amount of $20,000,000, the proceeds of which will be used for the purposes described in Section 2.3;

WHEREAS, Borrower has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of sixty-five percent (65%) of all voting Capital Stock and one hundred percent (100%) of all non-voting Capital Stock of each of its direct Foreign Subsidiaries (including MD Cooperatief (as defined herein)); and

WHEREAS, the Borrower and the Guarantors are engaged in related businesses, each Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement, and the Guarantors have agreed to guarantee the obligations of Borrower hereunder.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.                         DEFINITIONS AND INTERPRETATION

1.1                               Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“21C” means 21st Century Oncology, Inc. and its successors.

“21C Indenture” means that certain Indenture dated as of April 30, 2015 (as supplemented by that certain First Supplemental Indenture, dated as of September 16, 2015, that certain Second Supplemental Indenture, dated as of July 25, 2016 and that certain Third Supplemental Indenture, dated as of August 15, 2016, and as otherwise amended, supplemented, waived or modified from time to time) among 21C, as issuer, the guarantors party thereto and

Wilmington Trust, National Association, as trustee, relating to the 11.00% Senior Notes due 2023 of 21C.

“Administrative Agent” as defined in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank designated by Administrative Agent from time to time as the account into which Credit Parties shall make all payments to Administrative Agent for the benefit of each Agent and the Lenders under this Agreement and the other Credit Documents.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote five percent (5%) or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of Administrative Agent and Collateral Agent.

“Agent Fee Letter” means that certain fee letter dated as of the date of this Agreement, by and between Agent and Borrower, in its original form and as the same may be amended, modified, restated or replaced from time to time.

“Agent Indemnified Parties” as defined in Section 9.7.

“Aggregate Amounts Due” as defined in Section 2.11.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement, dated as of December 6, 2016, as it may be amended, supplemented or otherwise modified from time to time and any annexes, exhibits and schedules to any of the foregoing.

“Approved Budget” as defined in Section 3.1.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit C, with such amendments or modifications as may be approved by Administrative Agent.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, chief financial officer, secretary or treasurer of such Person, in each case, whose signatures and incumbency have been certified to Administrative Agent.

“Bank Forbearance Agreement” means the Forbearance Agreement, dated as of December 6, 2016, by and among 21C, Holdings, the other loan parties party thereto and the “Required Lenders” under and as defined in the Senior Credit Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Beneficiary” means each Agent and Lender.

“Blocked Person” as defined in Section 4.9(b).

“Borrower” as defined in the preamble hereto, and its successors.

“Borrower Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business operations, properties, assets, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole; (ii) the ability of the Borrower to fully and timely perform its Obligations; (iii) the legality, validity, binding effect, or enforceability against the Borrower of a Credit Document to which it is a party; (iv) the Collateral or Collateral Agent’s Liens (on behalf of itself and the Secured Parties) on the Collateral or the priority of such Liens; or (v) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.

“Borrower Payment” as defined in Section 2.7.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other Governmental Action to close.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person and its Subsidiaries to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, to the extent such obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person and its Subsidiaries under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Certificate Regarding Non-Bank Status” means a certificate substantially in the form of Exhibit D.

“Change in Law” means, the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Requirement of Law, (b) any change in any Requirement of Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of the following: (i) the occurrence of a “Change of Control” under, and as defined in, the Senior Credit Agreement or the 21C Indenture, in each case, as in effect on the Closing Date without giving effect to any subsequent amendments, waivers, supplements or other modifications or (ii) Holdings ceases to beneficially own one hundred percent (100%) of the Capital Stock of the Borrower or MD International.

“Closing Date” means the Business Day on which each of the conditions set forth in Section 3.1 are satisfied, or waived in accordance with Section 10.5.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit E-1.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) on which a Lien is purported to be granted pursuant to the Collateral Documents as security for the Obligations (including the “Collateral” under, and as defined in, the Security Agreement).

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Security Agreement and all other instruments, documents and agreements delivered by Borrower or any of its Subsidiaries pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any property of the Borrower or any other Credit Party as security for the Obligations.

“Contributing Guarantors” as defined in Section 7.2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit F delivered by a Credit Party pursuant to Section 5.3.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Term Loan Notes, if any, the Collateral Documents, the Agent Fee Letter and all other certificates, documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith.

“Credit Extension” means the making of a Term Loan.

“Credit Party” means the Borrower, each obligor under the Senior Credit Agreement and/or the 21C Indenture and each other Person (other than any Agent or any Lender or any representative thereof) from time to time party to a Credit Document.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting or relating to the rights of creditors generally.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means any interest rate determined pursuant to Section 2.6.

“Dollars” and “$” each mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any state thereof or the District of Columbia.

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses, or (c) any other Person (other than a natural Person) approved by Administrative Agent; provided, neither Holdings nor any Affiliate of Holdings shall, in any event, be an Eligible Assignee.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal, state or local (or any subdivision of any of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) public health and safety, protection of the environment or other environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” means, with respect to any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) Taxes imposed on such Lender or other recipient’s overall net income (however denominated), franchise Taxes imposed in lieu thereof and branch profits Taxes (i) by any Government Authority under the laws of which such Lender or other recipient is organized or has its principal office or, in the case of any Lender, maintains its applicable lending office or (ii) by any Government Authority as a result of a present or former connection between such recipient and the jurisdiction of such Government Authority (other than any such connection arising from such recipient having executed, delivered become a party to, performed its obligations or received a payment under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced, any of the Credit Documents, or sold or assigned an interest in any Term Loan or Credit Document), (b) any U.S. federal withholding Tax that (i) is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Term Loan Commitment at the time it acquires such interest in the Term Loan or Term Loan Commitment (or designates a new lending office), or (ii) is attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with its obligations under Sections 2.13(e), (f) or (g), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax pursuant to Section 2.13(b) and (c) any U.S. withholding Tax imposed under FATCA.  All references to a Lender in the preceding sentence shall include any Tax Related Person to the extent a payment to a Lender is allocable to such Tax Related Person, provided that such Tax Related Person will be deemed to satisfy the requirements of Sections 2.13(e), (f) or (g) if it provides the required documents to the Lender to which it is related.

“Existing Events of Default” has the meaning assigned to such term in the Bank Forbearance Agreement and the Notes Forbearance Agreement.

“FA Engagement Letter” has the meaning assigned to such term in the Notes Forbearance Agreement as in effect on the date hereof without giving effect to any amendment, modification, supplement or termination thereof.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as in effect as of the date hereof (or any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code.

“FCPA” as defined in Section 4.9.

“Federal Reserve Regulations” means Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Guarantor” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Action” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantors” means (a) Holdings, (b) each Subsidiary of Holdings that is an obligor under the Senior Credit Agreement or the 21C Indenture, (c) MD International and (d) each other Person that executes and delivers a Counterpart Agreement.

“Guaranty” means the guaranty of the Obligations by each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Environmental Law or Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Holdings” means 21st Century Oncology Holdings, Inc., and its successors.

“Houlihan” means Houlihan Lokey Capital, Inc., as financial advisor to the Lenders.

“Indebtedness” has the meaning assigned to the term “Indebtedness” as set forth in the 21C Indenture as in effect on the date hereof without giving effect to any amendments, supplements or other modifications thereto; such definition of “Indebtedness” and all defined terms set forth in such definition are hereby incorporated herein by reference with full force and effect as if fully set forth therein.

“Indemnified Liabilities” means, collectively, with respect to any Indemnitee, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing such indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign Requirement of Law or equitable cause, or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the financing transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) any Environmental Claim against or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made hereunder by or on account of any obligation of the Borrower and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 10.3(a).

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other Debtor Relief Laws with respect to any Credit Party, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Credit Party or with respect to a material portion of its respective assets, (c) any liquidation, dissolution, reorganization or winding up of any Credit Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Credit Party.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Lender” means each financial institution listed on the signature pages hereto as a Lender and any other Person that becomes a party hereto pursuant to an Assignment Agreement; provided, that, any such Person that ceases to be a party hereto pursuant to an Assignment Agreement shall at such time also cease to be a Lender for the purposes hereof.

“Lender Advisors” means Houlihan and Stroock & Stroock & Lavan LLP.

“Lien” means (i)  any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement and any lease in the nature thereof, any financing or similar statement or notice filed under the UCC or any similar recording or notice statute in any applicable jurisdiction), and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” means the sum of (a) all cash amounts on deposit in deposit accounts of each (x) Credit Party (other than the Borrower), (y) the Borrower and each of its Subsidiaries and (z) joint venture, partnership or similar arrangement (whether in corporate, partnership or legal form) in respect of which any Credit Party or any of its Subsidiaries owns Capital Stock and (b) all pending deposits that are to be credited to such deposit accounts minus the sum of (x) the aggregate amount of outstanding un-cashed checks that are to be drawn on such deposit accounts and (y) un-cashed checks with respect to payroll payments that are to be drawn on such deposit accounts which have been outstanding for more than one (1) week.

“Liquidity Report” means a statement, prepared by an Authorized Officer of 21C in form and substance satisfactory to the Requisite Lenders or Houlihan and delivered by the Borrower in accordance with Section 5.1(c), which statement shall (a) provide sufficient information to calculate each component of the definition of Liquidity and (b) set out the calculation of the Liquidity taking into account any proceeds of the Term Loans.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business operations, properties, assets, condition (financial or otherwise) or prospects of (x) Holdings and its Subsidiaries taken as a whole or (y) the Borrower and its Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect, or enforceability against a Credit Party of a Credit Document to which it is a party; (iv) the Collateral or Collateral Agent’s Liens (on behalf of itself and the Secured Parties) on the Collateral or the priority of such Liens; or (v) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.

“MD Cooperatief” means Medical Developers Coöperatief, U.A., an entity existing under the laws of the Netherlands, and its successors.

“MD International” means MD International Investments, LLC, and its successors.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Non-U.S. Lender” as defined in Section 2.13(e).

“Notes Forbearance Agreement” means the Forbearance Agreement, dated as of December 6, 2016, by and among 21C, the guarantors party thereto and Wilmington Trust, National Association, as trustee under the 21C Indenture.

“Obligations” means any and all liabilities and obligations of every nature of each Credit Party and its Subsidiaries from time to time owed to the Agents (including former Agents), the Lenders or any of them under any Credit Document, whether for principal, premium, interest (including interest which, but for the filing of a petition in any Insolvency or Liquidation Proceeding with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related Insolvency or Liquidation Proceeding), fees, expenses, indemnification or otherwise (including the Borrower Payment) and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

“Obligee Guarantor” as defined in Section 7.7.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“OFAC Sanctions Programs” means the laws, regulations and Executive Orders administered by OFAC, including but not limited to, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as it has been or shall thereafter be renewed, extended, amended or replaced, and the list of Specially Designated Nationals and Blocked Persons administered by OFAC, as such list may be amended from time to time.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its bylaws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means any and all present or future stamp, court or documentary, registration, intangible, recording, filing, transfer, documentary, excise or property or similar Taxes arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to or in connection with, any Credit Document.

“Participant” as defined in Section 10.6(h).

“Participant Register” as defined in Section 10.6(h).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001).

“Permitted Liens” means Liens for (a) taxes, assessments, or governmental charges or levies that (x) are not delinquent or (y) do not exceed $50,000, can be paid without penalty and are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP and (b) Liens in favor of the Collateral Agent.

“Permitted Variances” as defined in Section 6.2.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Principal Office” means, for Administrative Agent, such Person’s “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to Borrower, Collateral Agent and each Lender.

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders.

“Register” as defined in Section 2.4(b).

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Requirement of Law” means, as to any Person, any law (including the common law and principles of equity and including any Debtor Relief Law, Environmental Law and Terrorism Law), statute, treaty, rule, regulation (including the Federal Reserve Regulations and the OFAC Sanctions Programs) or legal requirement, or any determination, judgment, decree, award or similar action of an arbitrator, a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property, or to which such Person or any of its property is subject.

“Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure and representing more than fifty percent (50%) of the aggregate Term Loan Exposure of all Lenders.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent and the Lenders.

“Security Agreement” means the Security Agreement, dated as of the date hereof, by and among Borrower, MD International and the Collateral Agent, substantially in the form of Exhibit G, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of this Agreement.

“Senior Credit Agreement” means that certain credit agreement, dated as of April 30, 2015 (as amended by that certain Amendment No. 1 and Waiver dated as of June 10, 2016 and that certain Amendment No. 2 and Waiver, dated as of August 15, 2016, and as amended, restated supplemented or otherwise modified from time to time), by and among Holdings, 21C, as borrower, the lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as administrative agent, and the other agents and arrangers named therein.

“Solvency Certificate” means a Solvency Certificate of the chief executive officer of the Borrower substantially in the form of Exhibit E-2.

“Solvent” means, with respect to any Person, that as of the date of determination, both (i) (a) the sum of such Person’s debt and liabilities (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date or such Credit Date, as applicable; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise) (assuming for purposes of this clause (c) that the Term Loans are extended or otherwise refinanced); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, (i) the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5) and (ii) “present fair salable value” shall mean, with respect to a Person, the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of such Person and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.  Unless the context otherwise requires, when used in this Agreement, the term “Subsidiary” shall refer to a direct or indirect Subsidiary of Borrower.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by any Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed, and any interest, penalties or additional amounts thereon.

“Tax Related Person” means, in the case of a Lender that is treated as fiscally transparent for income tax purposes (including, without limitation, partnership, simple or complex trust, grantor trust, or S corporation), a direct or indirect beneficial owner in such Lender who is taxable on an allocable share of income of the Lender.

“Term Loan” means any loan made by a Lender to the Borrower pursuant to Section 2.1(a).

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan.  The amount of each Lender’s Term Loan Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the sum of (i) outstanding principal amount of the Term Loans of such Lender and (ii) the Term Loan Commitments of such Lender.

“Term Loan Maturity Date” means the earlier to occur of (a) January 15, 2017 and (b) the date on which all unfunded Term Loan Commitments, if any, are terminated and all outstanding Term Loans become due and payable in full hereunder, whether by acceleration or otherwise.

“Term Loan Note” means a promissory note in the form of Exhibit B, as it may be amended, supplemented or otherwise modified from time to time.

“Term Loan Proceeds Deposit Account” means that certain segregated account of the Borrower held at the Administrative Agent (or an Affiliate thereof), titled “21C Term Loan Proceeds Account” or such other account as the Requisite Lenders agree to in writing.

“Terrorism Laws”  means any laws relating to terrorism or money laundering, including, without limitation, (i) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (ii) the Bank Secrecy Act of 1970, as amended by the Patriot Act, (iii) the laws, regulations and Executive Orders administered by OFAC, (iv) the Comprehensive Iran Sanctions, Accountability, and Divestment Act, as amended, and any related executive orders and regulations, (v) any law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B) or (vi) any similar laws enacted in the United States or any other jurisdictions in which the parties to this Agreement operate, as any of the foregoing laws may from time to time be amended, renewed, extended or replaced and all other present and future Requirement of Law or legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.

“Test Date” means, for all purposes hereunder, the Wednesday of each week commencing with Wednesday, December 14, 2016.

“Testing Period” as defined in Section 6.2.

“Transaction Support Agreement” has the meaning assigned to such term in the Notes Forbearance Agreement as in effect on the date hereof without giving to any amendment, modification, supplement or termination thereof.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Updated Budget” has the meaning assigned to such term in Section 5.1(a).

“Withholding Agent” means any Credit Party and the Administrative Agent.

1.2                               Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

1.3                               Interpretation, etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  Unless otherwise indicated, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated, replaced, extended, renewed or otherwise modified (subject to any restrictions on such amendments, supplements, restatements, extensions, renewals or modifications set forth herein).  Reference to a Credit Party’s “knowledge” or similar concept means actual knowledge of an Authorized Officer, or knowledge that an Authorized Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

SECTION 2.                         TERM LOANS

2.1                               Term Loans.

(a)                                 Term Loan Commitments.  Subject to the terms and conditions hereof, each Lender severally agrees to make Term Loans to the Borrower prior to the Term Loan Maturity Date in an aggregate amount not to exceed such Lender’s Term Loan Commitment.  Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed.  All amounts owed hereunder with respect to the Term Loans shall be paid in full in cash no later than the Term Loan Maturity Date.  Each Lender’s Term Loan Commitment shall be reduced on a dollar-for-dollar basis by the amount of Term Loans made by such Lender on each Credit Date.

(b)                                 [Reserved].

(c)                                  Term Loan Mechanics

(i)                                     Term Loans made on the first Credit Date shall be in an aggregate face amount equal to $10,000,000 (the “Initial Credit Extension”). Term Loans made on each subsequent Credit Date shall be made in an aggregate minimum amount of $2,000,000 and integral multiples of $500,000 in excess of that amount.

(ii)                                  In order to request a Credit Extension pursuant to Section 2.1(a), the Borrower shall deliver to Administrative Agent a fully executed and delivered irrevocable Funding Notice no later than 2:00 p.m. (New York City time) at least three (3) Business Days prior to the proposed Credit Date (or such shorter time as is agreed to by the Administrative Agent (acting at the direction of the Requisite Lenders)).

(iii)                               Notice of receipt of each Funding Notice, together with the amount of each Lender’s Pro Rata Share thereof, if any, shall be provided by Administrative Agent to each applicable Lender by email with reasonable promptness.

(iv)                              Subject to the terms and conditions of this Agreement and the other Credit Documents, each Lender shall make the amount of its Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars into the Term Loan Proceeds Deposit Account.

2.2                               Pro Rata Shares.  All Term Loans shall be made by the applicable Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder.

2.3                               Use of Proceeds.  The proceeds of the Term Loans shall be applied by Borrower solely for working capital purposes of the Credit Parties in accordance with, and solely to the extent a need for the same is disclosed in, the Approved Budget.

2.4                               Evidence of Debt; Register; Lenders’ Books and Records; Term Loan Notes.

(a)                                 Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Term Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Term Loan Commitments or Borrower’s Obligations in respect of any applicable Term Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)                                 Register.  Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Term Loan Commitments and Term Loans of each Lender from time to time (the “Register”).  The Register shall be available for inspection by Borrower, and a redacted version of the Register showing the entries with respect to any Lender shall be available for inspection by such Lender, at any reasonable time and from time to time upon reasonable prior notice.  Administrative Agent shall record in the Register the Term Loan Commitments and the Term Loans (including stated interest), and each repayment or prepayment in respect of the principal amount of the Term Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error.

(c)                                  Term Loan Notes.  If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such

Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Term Loan Note or Term Loan Notes to evidence such Lender’s Term Loans to such Borrower.

2.5                               Interest on Term Loans.

(a)                                 Except as otherwise set forth herein, Term Loans shall bear interest on the unpaid principal amount thereof from the applicable Credit Date through the repayment in full in cash thereof at a rate per annum equal to ten percent (10.0%); provided that such interest rate shall automatically increase by four percent (4.0%) on the Term Loan Maturity Date.

(b)                                 Interest payable pursuant to Section 2.5(a) shall be computed on the basis of a 360 day year for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Term Loan, the date of the making of such Term Loan shall be included, and the date of payment of such Term Loan shall be excluded.

(c)                                  Interest on each Term Loan shall be payable in Dollars in arrears (i) upon any prepayment of that Term Loan, whether voluntary or otherwise, to the extent accrued on the amount being prepaid, (ii) on the first Business Day of each calendar month and (iii) on the Term Loan Maturity Date.

2.6                               Default Interest.  Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Term Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Term Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any Insolvency or Liquidation Proceeding, whether or not allowed in such Insolvency or Liquidation Proceeding) payable on demand (or, in the absence of demand, on the last Business Day of each calendar month) at a rate that is four percent (4.0%) per annum in excess of the interest rate otherwise payable hereunder with respect to the Term Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.6 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.7                               Borrower Payment.

(a)                                 On the date of the Initial Credit Extension, the Borrower shall pay to the Administrative Agent, for the ratable account of the Lenders in accordance with their respective Pro Rata Shares, a non-refundable payment equal to 1.00% of the Total Term Loan Commitments of all Lenders (the “Borrower Payment”), which shall be deemed earned in full at the time of payment.  The parties hereto agree to treat the Borrower Payment for U.S. federal income tax purposes as an increase to the yield of the Term Loans, taxable as original interest discount (i.e., interest) over the remaining term of the Term Loans in accordance with the applicable rules under the Internal Revenue Code and the Treasury Regulations thereunder. As such, the parties agree that no U.S. federal, state or local withholding tax should be withheld or deducted on account of the Borrower Payment to the extent that the applicable Lender has provided the documentation required under Section 2.13(e), 2.13(f) or 2.13(g), as applicable, demonstrating that no such withholding or deduction is required.

(b)                                 In addition to the foregoing Borrower Payment, the Borrower agrees to pay to Agents such other fees in the amounts and at the times set forth in the Agent Fee Letter.

2.8                               Voluntary Prepayments.  Any time and from time to time the Borrower may prepay any Term Loans on any Business Day in whole or in part, in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.  All such prepayments shall be made upon not less than one Business Day’s prior written notice in form acceptable to the Administrative Agent (each, a “Prepayment Notice”), in each case given by Borrower to Administrative Agent by 12:00 p.m. (New York City time) on the date required (and Administrative Agent will promptly transmit a copy of such Prepayment Notice by telefacsimile or email to each Lender).  Upon the giving of any such notice, the principal amount of the Term Loans specified in such notice shall become due and payable on the prepayment date specified therein.  Any such voluntary prepayment shall be applied as specified in Section 2.9 and shall be made together with all amounts owing in accordance with Section 2.2 and/or Section 2.5.

2.9                               Application of Prepayments.

(a)                                 Application of All Prepayments.  Any prepayment of any Term Loan pursuant to Section 2.8 shall be applied as follows:

first, to the payment of all expenses and fees of the Agents and the Lenders hereunder to the full extent thereof;

second, to the payment of any accrued interest thereon at the Default Rate, if any;

third, to the payment of any accrued interest thereon (other than that calculated at the Default Rate and paid in clause “second” above); and

fourth, to prepay Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).

With respect to any prepayment, the Administrative Agent shall determine the amounts to be allocated hereunder.  Determinations by the Administrative Agent hereunder shall be deemed conclusive and binding on the Borrower and Lenders absent manifest error.

2.10                        General Provisions Regarding Payments.

(a)                                 All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without recoupment, setoff, counterclaim or other defense free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due, to Administrative Agent’s Account for the account of the Agents and the ratable account of the Lenders, as applicable; funds received by Administrative Agent after 12:00 p.m. (New York City time) on such due date may be deemed to have been paid by the Borrower on the next Business Day.

(b)                                 All payments in respect of the principal amount of any Term Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c)                                  Administrative Agent shall promptly distribute to each Lender at such address or to such account as such Lender shall indicate in writing to Administrative Agent, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, in each case, to the extent received by Administrative Agent.

(d)                                 Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(e)                                  Administrative Agent may deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 12:00 p.m.  (New York City time) to be a non-conforming payment.  Any such payment may, at the election of the Administrative Agent, be deemed to have not been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  Interest fees shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.6 from the date such amount was due and payable until the date such amount is paid in full.

(f)                                   If an Event of Default shall have occurred and not otherwise been waived and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1 all payments or proceeds received by Agents hereunder in respect of any of the Obligations shall be applied first, to pay any costs and expenses then due to any Agent in connection with the foreclosure or realization upon, the disposal, storage, maintenance or otherwise dealing with any of, the Collateral or otherwise, and indemnities and other amounts then due to any Agent under the Credit Documents until paid in full, second, to pay any costs, expenses, indemnities, fees or premiums then due to Administrative Agent under the Credit Documents until paid in full, third, ratably to pay any expenses or indemnities then due to any of the Lenders under the Credit Documents, until paid in full, fourth, ratably to pay interest due in respect of the Term Loan until paid in full, fifth, ratably to pay the principal amount of all Term Loans then outstanding until paid in full, and sixth, to pay ratably any other Obligations then due and payable.

2.11                        Ratable Sharing.  Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment, through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts

Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases to that extent shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.12                        Increased Costs; Capital Adequacy.

(a)                                 Compensation For Increased Costs and Taxes.  Subject to the provisions of Section 2.13 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law, or any determination of a court or Governmental Authority that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-Governmental Authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Indemnified Taxes or Taxes described in clauses (a)(iii), (b) and (c) of the definition of Excluded Taxes) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Term Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this

Section 2.12(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)                                 Capital Adequacy Adjustment.  In the event that any Lender shall have determined that the adoption, effectiveness, phase in or applicability after the Closing Date of any Requirement of Law (or any provision thereof) regarding capital adequacy, or any Change in Law, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Term Loans, or participations therein or other obligations hereunder with respect to the Term Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction.  Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.12(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.13                        Taxes; Withholding, etc.

(a)                                 Payments to Be Free and Clear.  All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax.

(b)                                 Withholding of Taxes.  If any Withholding Agent is required by law to make any deduction, withholding or payment on account of any Tax from any sum paid or payable under any of the Credit Documents: (i) Borrower shall notify Administrative Agent if it becomes aware of any such requirement or any change in any such requirement promptly after Borrower becomes aware of it; (ii) the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law; (iii) if such Tax is an Indemnified Tax, the sum payable by the Credit Parties in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of such deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) as soon as practicable after making any such deduction, withholding or payment of any Tax which is required by clause (i) above to be paid, the applicable Withholding Agent shall deliver to Administrative Agent (in the case of a Withholding Agent that is a Credit Party) or the applicable Lender(s) (in the case of a Withholding Agent that is the Administrative Agent) evidence satisfactory to Administrative Agent or applicable Lender(s) (as the case may be) of such payment and the remittance thereof to the relevant taxing or other authority.

(c)                                  Other Taxes.  In addition, the Credit Parties shall pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law.  The Credit Parties shall, upon request of the Administrative Agent, deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(d)                                 Indemnification.  Without duplication of Section 2.13(b), the Credit Parties shall indemnify each Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Agent or such Lender or their respective Tax Related Persons, as the case may be (or required to be withheld or deducted from a payment to such Person), relating to, arising out of, or in connection with any Credit Document or any payment or transaction contemplated hereby or thereby, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, and all reasonable costs and expenses arising therefrom or with respect thereto or incurred in enforcing the provisions of this Section 2.13.  A certificate from the relevant Lender or Agent, setting forth in reasonable detail the basis and calculation of such Taxes shall be conclusive, absent manifest error.

(e)                                  Evidence of Exemption From U.S.  Withholding Tax. Each Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-U.S. Lender”) shall deliver to Administrative Agent for its own account and for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8IMY or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, together with any applicable attachments (including, if such Lender is not the beneficial owner and such beneficial owner(s) would be described by clause (ii) below if it were a Lender, a certificate substantially similar to the Certificate Regarding Non-Bank Status from such beneficial owner), and such other documentation required under the Internal Revenue Code and reasonably requested by Administrative Agent or Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents or is subject to deduction or withholding at a reduced rate, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver Internal Revenue Service Form W-8ECI pursuant to clause (i) above, a Certificate Regarding Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Administrative Agent or Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents.  Each Lender required to deliver any forms, certificates or other evidence with respect to United

States federal income tax withholding matters pursuant to this Section 2.13(e) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for its own account and for transmission to Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8IMY or W-8ECI, or a Certificate Regarding Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form), as the case may be, properly completed and duly executed by such Lender, together with any applicable attachments, and such other documentation required under the Internal Revenue Code and reasonably requested by Administrative Agent or Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents or is subject to deduction or withholding at a reduced rate, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.  Nothing in this Section 2.13 shall be construed to require a Lender, Agent or Participant to provide any forms or documentation that it is not legally entitled to provide.

(f)                                   Each of the Administrative Agent and any Lender that is not a Non-U.S. Lender shall deliver to Administrative Agent for its own account and for transmission to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes an Administrative Agent or a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of Administrative Agent or Borrower), duly executed and properly completed copies of Internal Revenue Service Form W-9 certifying that such Administrative Agent or Lender is entitled to an exemption from U.S. backup withholding tax.

(g)                                  Each Lender shall deliver to Administrative Agent for its own account and for transmission to Borrower, upon its reasonable request, such other tax forms or other documents as shall be prescribed by applicable law and such additional documentation reasonably requested by Administrative Agent or Borrower as may be necessary for such Person to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from payments under this Agreement and the Credit Documents to such Lender or to demonstrate, where applicable, that payments under this Agreement and the Credit Documents to such Lender are exempt from application of the U.S. withholding tax imposed pursuant to FATCA. Solely for purposes of this subsection (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)                                 If the Lender determines, in its sole discretion, that it has received a refund of or credit against any Taxes with respect to which Borrower has paid additional amounts pursuant to this Section 2.13 it shall pay over such refund or credit to Borrower (but only to the extent of amounts paid by Borrower under this Section 2.13), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit). Borrower, upon the request of such Lender, shall repay to such Lender the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental

Authority) in the event that such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the Lender be required to pay any amount to Borrower pursuant to this paragraph (h) the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any Lender to make available its Tax returns (or any other information that it deems confidential or proprietary) to Borrower or any other Person.

(i)                                     Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Administrative Agent and Borrower in writing of its legal inability to do so.

(j)                                    Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loans and the repayment, satisfaction or discharge of all obligations under any Credit Document.

SECTION 3.                         CONDITIONS PRECEDENT

3.1                               Closing Date.  This Agreement shall become effective upon the satisfaction of the following conditions, or waiver thereof in accordance with Section 10.5 (such date, the “Closing Date”):

(a)                                 Credit Documents.  Administrative Agent and the Lenders shall each have received copies of each of the following Credit Documents in form and substance satisfactory to the Requisite Lenders, duly executed and delivered by each applicable Credit Party:  (i) this Agreement, (ii) if requested by any Lender, a Term Loan Note for such Lender, (iii) the Agent Fee Letter and (iv) the Security Agreement.

(b)                                 Organizational Documents; Incumbency; Tax Forms.  Administrative Agent and each Lender shall have received (i) a copy of each Organizational Document of each Credit Party, to the extent applicable, certified as of a recent date by the appropriate governmental official (or such other date acceptable to the Requisite Lenders), each dated the Closing Date or a recent date prior thereto (or such other date acceptable to the Requisite Lenders); (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the Credit Extensions hereunder and the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; (v)  a completed and executed

IRS Form W-9 or other applicable tax form for the Borrower; and (vi) such other documents as Administrative Agent may reasonably request at the written direction of any Lender.

(c)                                  Approved Budget.  Houlihan shall have received from Holdings a 13-week statement of projected cash receipts and disbursements (on a cumulative and line-item basis) of 21C and its Domestic Subsidiaries (excluding the Borrower and its Subsidiaries), broken down by week, for the period beginning as of the week of the Closing Date through and including the 13th week after the Closing Date, which shall include, among other things, the anticipated weekly uses of the proceeds of the Term Loans for such period, available cash, cash flow, distributions from the Borrower or any of its wholly-owned Subsidiaries to Holdings or any of its other Domestic Subsidiaries (which shall not be deemed to be a receipt for purposes of Section 6.2(a) but may be used to fund disbursements), payment of trade payables and ordinary course expenses, total cash expenditures and capital expenditures, fees and expenses relating to the Term Loans, and working capital and other general corporate needs, which statement shall be in form and substance satisfactory to the Requisite Lenders or Houlihan (the “Approved Budget”).

(d)                                 Opinions of Counsel to Credit Parties.  Lenders and the Administrative Agent and their respective counsel shall have received executed copies of the favorable written opinions of Kirkland & Ellis, LLP, counsel for Credit Parties, and Holland & Knight, LLP, Florida counsel to the Credit Parties, each dated as of the Closing Date and covering such matters as Administrative Agent or the Lenders may reasonably request and otherwise in form and substance reasonably satisfactory to Administrative Agent and the Lenders (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(e)                                  Solvency Certificate.  On the Closing Date, Administrative Agent and each Lender shall have received a Solvency Certificate from the Borrower dated as of the Closing Date and addressed to Administrative Agent and Lenders, and in form, scope and substance satisfactory to Administrative Agent and the Lenders, with appropriate attachments and demonstrating that after giving effect to the Credit Extensions to be made on the Closing Date, if any, Borrower and its Subsidiaries on a consolidated basis are and will be Solvent.

(f)                                   Closing Date Certificate.  The Borrower shall have delivered to Administrative Agent and each Lender an originally executed Closing Date Certificate, together with all attachments thereto.

(g)                                  Completion of Proceedings.  All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by the Lenders and their counsel shall be satisfactory in form and substance to the Lenders and such counsel, and the Lenders, and such counsel shall have received all such counterpart originals or certified copies of such documents as the Lenders may reasonably request.

(h)                                 Background Checks.  The Lenders or Administrative Agent shall have performed customary individual background checks, including customary Patriot Act searches and OFAC searches, at the discretion of Administrative Agent and the Lenders, the results of which are satisfactory to Administrative Agent and Lenders.  Administrative Agent and each of the Lenders shall have received, at their discretion, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, Terrorism Laws and the Patriot Act, not less than two (2) Business Days prior to the Closing Date.

(i)                                     Filings, Registrations and Recordings.  The Collateral Agent shall have received each document (including any filed copies of UCC financing statements and certificates or instruments representing any Pledged Equity Interests (as defined in the Security Agreement), together with a blank “effective indorsement” (as defined in Section 8-107 of the UCC) in respect thereof in favor of the Collateral Agent) required by the Security Agreement or under law or reasonably requested by the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein under U.S. law, prior and superior in right to any other Person, and each such document shall be in proper form for filing, registration or recordation.

(j)                                    Lien Searches, Etc.  The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the Borrower and MD International are organized, and such search shall reveal no Liens on any of the assets of Borrower or MD International.

(k)                                 Financial Statements.  Each of the Lenders shall have received from Borrower for the interim period from December 31, 2015 to the Closing Date, internally prepared, unaudited combined special purpose financial statements of the operating entities of the Borrower, consisting of a balance sheet and the related statements of income, stockholders’ equity and cash flows for each quarterly period through September 30, 2016, in the case, certified by the Chief Financial Officer of Borrower that they fairly present, in all material respects, the financial condition of the operating entities of the Borrower as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year-end adjustments.

(l)                                     Forbearance Agreements.  Each of the Bank Forbearance Agreement and Notes Forbearance Agreement shall be in full force and effect.

(m)                             FA Engagement Letter.  The FA Engagement Letter shall be in full force and effect and the Credit Parties shall have paid all accrued and unpaid fees and expenses thereunder.

(n)                                 Payment of Fees, Etc.  The Credit Parties shall have paid (in full, in cash, in immediately available funds) all payments, fees, costs, expenses and taxes then payable pursuant to Section 10.02.

3.2                               Credit Extensions.  The obligation of each Lender to make a Credit Extension on each Credit Date is subject to the satisfaction of the following conditions, or waiver in accordance with Section 10.5:

(a)                                 Payment of Fees, Etc.  The Credit Parties shall have paid (in full, in cash, in immediately available funds) all payments, fees, costs, expenses and taxes then payable pursuant to Section 2.7 and Section 10.02.

(b)                                 Approvals.  All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Term Loans or the conduct of the Credit Parties’ business shall have been obtained and shall be in full force and effect.

(c)                                  Term Loan Proceeds Deposit Account.  The Term Loan Proceeds Deposit Account shall have been established and ready to receive the proceeds of the Term Loan.

(d)                                 Funding Notice. Administrative Agent shall have received a fully executed and delivered Funding Notice.

(e)                                  Representations and Warranties.  As of such Credit Date, the representations and warranties of the Credit Parties contained in this Agreement and in the other Credit Documents shall be true and correct in all material respects (except such representations and warranties that by their terms are qualified by materiality, which representations and warranties shall be true and correct in all respects) to the same extent as though made on and as of such date (or, to the extent such representations and warranties specifically relate to an earlier date, on and as of such earlier date).

(f)                                   No Default.  As of such Credit Date, no event shall have occurred and be continuing or would result from this Agreement or the other Credit Documents becoming effective in accordance with its or their respective terms, or the consummation of the Credit Extension, that would constitute an Event of Default or a Default.

(g)                                  Forbearance Agreements.  Each of the Bank Forbearance Agreement and Notes Forbearance Agreement shall be in full force and effect.

(h)                                 FA Engagement Letter.  The FA Engagement Letter shall be in full force and effect.

(i)                                     Business Plan.  The Credit Parties shall have delivered or cause to be delivered to the Lender Advisors (who may share such information with the Lenders) a monthly business plan for calendar year 2017 in respect of Holdings and its Subsidiaries in form and substance acceptable to the Lender Advisors.

(j)                                    Transaction Support Agreement.  For each Credit Extension after the Initial Credit Extension, the Transaction Support Agreement shall be in full force and effect.

(k)                                 Opinions of Florida Counsel to Credit Parties.  Lenders and the Administrative Agent and their respective counsel shall have received an executed copy of the favorable written opinion of Holland & Knight, LLP, Florida counsel to the Credit Parties, dated as of the date of the Initial Credit Extension and covering such matters as Administrative Agent or the Lenders may reasonably request and otherwise in form and substance reasonably satisfactory to Administrative Agent and the Lenders (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

For the avoidance of doubt, any Agent or the Requisite Lenders shall be entitled, but not obligated, to request and receive, prior to the making of the Term Loan, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Requisite Lender such request is warranted under the circumstances.

SECTION 4.                         REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Term Loans to be made hereby, each Credit Party represents and warrants to each Lender, on the Closing Date and on each Credit Date, that the following statements are true and correct:

4.1                               Organization; Requisite Power and Authority; Qualification.  Each Credit Party (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to (i) own and operate its properties and to carry on its business as now conducted and as proposed to be conducted and (ii) enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby and, in the case of the Borrower, to borrow Term Loans, (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations except where failure to do so would not, individually or in the aggregate, reasonably be expected result in a Material Adverse Effect and (d) is in compliance with all Requirements of Law except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.2                               Due Authorization.  The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.3                               No Conflict.  The execution, delivery and performance by each of the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any applicable provision of the Organizational Documents of such Credit Party; (b) violate any Requirement of Law applicable to such Credit Party, or any order, judgment or decree of any Governmental Authority binding on such Credit Party; (c) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Credit Party (including, without limitation, the Senior Credit Agreement and the 21C Indenture); (d) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Credit Party (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of the Secured Parties); (e) result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties or (f) require any approval of stockholders, members or partners or any approval or consent of any Person under any contractual obligation of such Credit Party, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and stockholder and member consents to be obtained after the Closing Date and described on Schedule 4.3.

4.4                               Governmental Consents.  The execution, delivery and performance by each of the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.

4.5                               Binding Obligation.  Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by any Debtor Relief Law or by equitable principles relating to enforceability (whether enforcement is sought in equity or at law).

4.6                               Governmental Regulation.  Neither Holdings nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.7                               Margin Stock; Use of Proceeds.  Neither Holdings nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Term Loans will be used to purchase or carry any such Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock, or for any purpose that violates, or is inconsistent with, the provisions of any Federal Reserve Regulation.

4.8                               Solvency.  Borrower and its Subsidiaries on a consolidated basis are and will be Solvent.

4.9                               Terrorism Laws and FCPA.

(a)                                 None of the Credit Parties is in violation of any Terrorism Law or engages in any transaction that evades or avoids or attempts to violate any of the Terrorism Laws.

(b)                                 None of the Credit Parties nor any of their Subsidiaries is any of the following (each, a “Blocked Person”):  (i) a Person that is prohibited pursuant to any of the OFAC Sanctions Programs, including a Person named on OFAC’s list of Specially Designated Nationals and Blocked Persons; (ii) a Person that is owned or controlled by, or that owns and controls any Person described in (i) above; or (iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Terrorism Law.

(c)                                  None of the Credit Parties, nor any of their Subsidiaries deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any OFAC Sanctions Programs.

(d)                                 No part of the proceeds of the Term Loans will be used, directly or indirectly, in furtherance of any offer, payment, promise to pay, or authorization of the payment of money or anything else of value to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other anti-bribery law.  No Credit Party, nor any of its Subsidiaries nor any of their respective officers, directors or employees, nor, to its knowledge, any of its agents or representatives, has:  (i) directly or indirectly, made an “unlawful payment” within the meaning of, and is not in any other way in violation of, the FCPA or similar laws in any jurisdiction; (ii) used any corporate funds for any unlawful contribution, gift, entertainment or unlawful expense relating to political activity; (iii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (iv) paid any bribe, rebate, pay-off, influence payment, kick-back or other unlawful payment.

4.10                        Security Interest in Collateral.  The Collateral Documents are effective to create, in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable (subject to the effect of any Debtor Relief Laws) security interests in, and Liens on, all right, title and interest of the Credit Parties in the Collateral, as security for the Secured Obligations, and such Liens constitute fully perfected and continuing First Priority Liens on, and security interests in, the Collateral.  None of the Pledged Equity Interests (as defined in the Security Agreement) are represented by a certificate or is an “instrument” within the meaning of the UCC or constitutes a “certificated security” for purposes of the UCC.

4.11                        Other Representations and Warranties.  Each of the representations and warranties contained in the Senior Credit Agreement (other than the representations and warranties set forth in Sections 4.2, 4.7 and 4.20 thereof) are true and correct in all respects on and as of the Closing Date or such Credit Date, as applicable, to the same extent as though made on and as of that date (or to the extent such representations and warranties specifically relate to an earlier date on and as of such earlier date), in each case other than to the extent any such representations and warranties are not true as a result of the Existing Events of Default.

4.12                        Senior Debt.  The Guaranties and the Guaranteed Obligations constitute senior Indebtedness of the Guarantors and are not subordinated in right of payment to any Indebtedness of the Guarantors.

4.13                        Historical Financial Statements.  The historical financial statements delivered to the Administrative Agent pursuant to Section 3.1(k) were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.  As of the Closing Date, neither Borrower nor any of its Subsidiaries has any contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is not reflected in such historical financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower and any of its Subsidiaries taken as a whole.

4.14                        No Material Adverse Change.  Since December 31, 2015, no event, circumstance or change has occurred that would reasonably be expected to, individually or in the aggregate, cause a Borrower Material Adverse Effect, other than events, circumstances or changes relating to the Existing Events of Default.

4.15                        Common Enterprise.  The successful operation and condition of each of the Credit Parties is dependent on the continued successful performance of the functions of the group of the Credit Parties as a whole and the successful operation of each of the Credit Parties is dependent on the successful performance and operation of each other Credit Party.  Each Credit Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Credit Parties and (ii) the credit extended by the Lenders to the Borrower hereunder, both in their separate capacities and as members of the group of companies.  Each Credit Party has determined that execution, delivery, and performance of this Agreement and any other Credit Documents to be executed by such Credit Party is within its purpose, will be of direct and indirect benefit to such Credit Party, and is in its best interest.

4.16                        Litigation.  Except as set forth on Schedule 4.16, no litigation, or to the knowledge of the Borrower, no investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Borrower, threatened by or against any Credit Party or against any of their respective properties or revenues that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

4.17                        No Default.  No Default or Event of Default has occurred and is continuing or would result from the Credit Extension or performance of this Agreement.

4.18                        Investment Company Act.  No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, required to be registered within the meaning of the Investment Company Act of 1940, as amended.

4.19                        Subsidiaries.  Attached hereto as Schedule 4.19 is an organization chart of each Credit Party and its Subsidiaries as of the Closing Date.

4.20                        Taxes.  Each Credit Party (a) has timely filed or caused to be filed all tax returns required to be filed by it and all such tax returns are true and correct in all respects, except where the failure to file, or an inaccuracy in, a tax return would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect and (b) has timely paid, discharged or otherwise satisfied all its tax obligations of whatever nature (including any interest, additions to tax or penalties applicable thereto), except where (i) the amount or validity of any tax due is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Credit Party or (ii) the failure to pay would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. Each Credit Party is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

4.21                        Material Contracts.  Each Credit Party has (i) undertaken its reasonable best efforts to deliver a copy of each contract or written agreement in effect as of such Credit Date to which such Credit Party or any of its Subsidiaries is a party (a) where (x) the counterparty to such contract or written agreement is a physician that is employed by such Credit Party or Subsidiaries or (y) such contract or written agreement is a services contract or similar agreement with a physician that is not employed by any Credit Party or any of its Subsidiaries, (b) pursuant to which such Credit Party or Subsidiary leases real property and/or (c) which such Credit Party or Subsidiary has entered into in order to finance the purchase of any personal property and (ii) delivered a copy of each contract or written agreement in effect as of such Credit Date that requires such Credit Party or such Subsidiary to make disbursements of $4,000,000 or more in any year.

4.22                        Approved Budget.  The Approved Budget is attached hereto as Schedule 4.22.

SECTION 5.                         AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Term Loan Commitment is in effect and until payment in full in cash of all outstanding Term Loans and any other Obligations (other than contingent indemnification obligations that by their terms survive termination of the Credit Documents), each Credit Party shall, and shall cause each of its Subsidiaries to:

5.1                               Budget and Other Reports.

Deliver to the Lender Advisors (who may share such information with the Lenders):

(a)                                 Updated Budget.  On Wednesday of each calendar week, an updated 13-week statement of projected cash receipts and disbursements (on a cumulative and line-item basis) of 21C and its Domestic Subsidiaries (other than the Borrower and its Subsidiaries), broken down by week, for the period beginning as of such calendar week through and including the 13th week thereafter, which shall be consistent with the form and the level of detail of the Approved Budget and otherwise in form and substance satisfactory to the Lender Advisors or the Requisite Lenders (the “Updated Budget”); provided that such Updated Budget shall be furnished for informational purposes only and shall not supersede, supplement or replace the Approved Budget for any purpose, including for purposes of Section 6.2.

(b)                                 Variance Report.  On Wednesday of each calendar week, a variance report (a “Variance Report”) with respect to the immediately preceding calendar week (i) setting forth actual cash receipts and disbursements of 21C and its Domestic Subsidiaries (other than the Borrower and its Subsidiaries) for such calendar week and setting forth all the variances, on a line item and aggregate basis, as compared to the corresponding amounts set forth in the Approved Budget for such week/period, in each case, on a weekly basis and a cumulative basis from the beginning of the first forecasted week covered by the Approved Budget, together with a certificate of the Chief Financial Officer of 21C and its Domestic Subsidiaries (other than the Borrower and its Subsidiaries) (x) explaining in reasonable detail all material variances from the Approved Budget for such week/period and (y) in the case of a

Variance Report delivered on a Test Date, certifying compliance by 21C and its Domestic Subsidiaries (other than the Borrower and its Subsidiaries) with the Permitted Variances for such Testing Period or identifying and explaining in reasonable detail any non-compliance by 21C and its Domestic Subsidiaries (other than the Borrower and its Subsidiaries) with the Permitted Variances for such Testing Period.

(c)                                  Liquidity Reports.  On each Monday and Thursday of each week after the Closing Date, a Liquidity Report; provided that the Liquidity Report delivered on Thursday shall not include calculations with respect to the Borrower and its Subsidiaries.

(d)                                 Monthly Reports. As soon as available and by no later than thirty (30) calendar days after the end of each calendar month commencing with November, 2016, a monthly report that includes an internally prepared consolidated balance sheet and income statement of 21C and its Subsidiaries and treatment volume as normally reported, in each case, for the most recently ended calendar month.

(e)                                  Other Information.  Promptly, such additional financial and other information concerning a Credit Party as the Administrative Agent or Houlihan may from time to time reasonably request.

(f)                                   Certain Notices.  With reasonable promptness, written notice of (i) any change in the board of directors (or similar governing body) of Holdings or Borrower, (ii) the occurrence of any Material Adverse Effect, (iii) the occurrence of an Event of Default, (iv) withdrawals from the Term Loan Proceeds Deposit Account, which notice shall state the amount of such withdrawal, the aggregate amount of all withdrawals from the Term Loan Proceeds Deposit Account since the Closing Date and the amount of funds on deposit in the Term Loan Proceeds Deposit Account after giving effect to such withdrawal, (v) the entry into any contract or agreement pursuant to which a Credit Party or any of its Subsidiaries is entitled to receive consideration of $1,000,000 or more in any year, which notice shall attach a copy of such contract or agreement and (vi) the entry into any transaction with any Affiliate (excluding the Credit Parties and their Subsidiaries), employee, director, officer or other insider and a description of the material terms thereof.

(g)                                  Contracts.  Within forty-eight (48) hours after a Credit Party or any of its Subsidiaries locates or discovers any contract or written agreement described in Section 4.21 a copy of which has not been previously delivered or otherwise provided to the Lender Advisors, deliver or otherwise provide the Lender Advisors with a copy of such contract or written agreement.

5.2                               Existence; Compliance with Requirements of Law.  At all times (a) preserve and keep in full force and effect its existence and take all reasonable action to maintain all rights, governmental authorizations, qualifications, privileges, licenses, permits and franchises material to its business and to conduct its business in each jurisdiction in which its business is conducted, except, in each case, (i) if such Person has total assets of $25,000 or less and such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders or (ii) in any other event, to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (b) comply with all Requirements of Law except to the extent that failure to comply therewith would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.3                               Subsidiaries.  In the event that any Subsidiary or Affiliate of Holdings becomes an obligor under the Senior Credit Agreement or the 21C Indenture after the Closing Date, cause such Subsidiary or Affiliate to become a Guarantor hereunder by executing and delivering to Administrative Agent a Counterpart Agreement or executing and delivering a guarantee of the Obligations in form and substance satisfactory to the Requisite Lenders.

5.4                               Use of Proceeds.  Cause any withdrawals of any proceeds of the Term Loans from the Term Loan Proceeds Deposit Account to be used for working capital purposes of the Credit Parties subject in all respects to the Approved Budget.

5.5                               Further Assurances.  Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as the Requisite Lenders may require from time to time in order to (i) carry out more effectively the purposes of this Agreement and the other Credit Documents, (ii) subject to valid and perfected Liens any of the Collateral, (iii) establish and maintain the validity and effectiveness of any of the Credit Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) better assure, convey, grant, collaterally assign, collaterally transfer and confirm unto each Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Credit Document (including, without limitation, upon the occurrence of an Event of Default), in each case, including the entry into any foreign law pledge agreement relating to the Collateral.

5.6                               2015 Audited Financial Statements.  As soon as the same shall be available after the Closing Date, cause to be delivered to the Lender Advisors (who may share such information with the Lenders) the audited combined special purpose financial statements of the operating entities of the Borrower, for the year ended December 31, 2015, consisting of balance sheets and the related statements of income, stockholders’ equity and cash flows for such year.

SECTION 6.                         NEGATIVE COVENANTS; INCORPORATION BY REFERENCE; PERMITTED VARIANCES

6.1                               Covenants Applicable to Each Credit Party and its Subsidiaries.  Each Credit Party covenants and agrees that, so long as any Term Loan Commitment is in effect and until payment in full in cash of all Obligations (other than contingent indemnification obligations that by their terms survive termination of the Credit Documents), such Credit Party shall not, and shall not permit any of its Subsidiaries to:

(a)                                 engage in any transaction (other than in the ordinary course of business consistent with past practice in all material respects) without the consent of the Lenders in their sole discretion;

(b)                                 use any part of the proceeds of the Term Loans from the Term Loan Proceeds Account for any purpose other than that permitted by Section 2.3;

(c)                                  in the case of the Borrower and/or MD International, (i) engage in any business or activity (including the sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition of any assets) or own any assets, other than (x) owning and holding the Capital Stock owned and held by the Borrower as of the Closing Date as set forth in Schedule 4.19 and in the approximate percentages set forth therein and (y) performing its obligations and activities incidental thereto under the Credit Documents or (ii) incur, permit, cause or suffer to exist any Lien on any of its assets or property, including the Collateral, other than Permitted Liens;

(d)                                 default under, violate or otherwise breach any provision of (i) Section 7 of the Senior Credit Agreement, (ii) Article III of the 21C Indenture, (iii) Section 2 of the Bank Forbearance Agreement or (iv) Section 2 of the Notes Forbearance Agreement, in each case, as such agreement is in effect as of the date hereof without giving effect to any amendments, waivers or other modifications thereto after the date hereof;

(e)                                  make, permit, cause or suffer to exist any disbursement that is in respect of, or constitutes, a “Special Payment”, in each case, without the prior written consent of the Lenders;

(f)                                   make any disbursements other than in respect of the line-items set forth in the Approved Budget; or

(g)                                  enter into any contract or agreement pursuant to which such Credit Party or any of its Subsidiaries is required to make disbursements of $1,000,000 or more in any year, in each case, without the prior written consent of the Lenders; provided that (i) such consent shall not be unreasonably withheld, conditioned or delayed and (ii) the Lenders shall be deemed have consented to such request if they fail to respond to such request within five (5) Business Days; provided further that the payment of any such disbursements shall be subject to the restrictions in this Agreement, including Sections 6.1(f) and 6.2;

In furtherance of Section 6.1(d), each of the covenants and agreements set forth in Section 7 of the Senior Credit Agreement, Article III of the 21C Indenture, Section 2 of the Bank Forbearance Agreement and Section 2 of the Notes Forbearance Agreement (including, in each case, the defined terms referenced therein) (collectively, the “Existing Covenants”) is hereby incorporated herein by reference with full force and effect as if fully set forth herein by applying the provisions thereof mutatis mutandis, and the Credit Parties and their Subsidiaries shall perform, abide by and observe, for the benefit of the Lenders, all of the Existing Covenants as incorporated herein.

If the Borrower or MD International incurs, causes, permits or otherwise suffers to exist any Lien (other than a Permitted Lien) on the Capital Stock of MD Cooperatief that is not Collateral, such previously unencumbered Capital Stock of MD Cooperatief shall automatically cease to be Excluded Capital Stock (as defined in the Security Agreement) and shall automatically constitute Collateral, in each case, immediately prior to the incurrence of such other Lien (it being understood that the incurrence of such other Lien shall still constitute an Event of Default pursuant to Section 8.1(c)).

6.2                               Permitted Variances.  The Credit Parties shall ensure that at no time shall:

(a)                                 actual “Cumulative Receipts” be less than the lesser of (i) $2.0 million less than the “Cumulative Receipts” line item in the Approved Budget and (ii) 15% less than the “Cumulative Receipts” line item in the Approved Budget, in each case, on a cumulative basis for the applicable Testing Period;

(b)                                 actual “Cumulative Direct Excl Employee” disbursements be more negative than the lesser of (i) $2.0 million more negative than the “Cumulative Direct Excl Employee” line item in the Approved Budget and (ii) 20% more negative than the “Cumulative Direct Excl Employee” line item in the Approved Budget, in each case, on a cumulative basis for the applicable Testing Period;

(c)                                  actual “Cumulative Indirect Excl Employee” disbursements be more negative than the lesser of (i) $2.0 million more negative than the “Cumulative Indirect Excl Employee” line item in the Approved Budget and (ii) 20% more negative than the “Cumulative Indirect Excl Employee” line item in the Approved Budget, in each case, on a cumulative basis for the applicable Testing Period;

(d)                                 actual “Cumulative Employee Cost” disbursements be more negative than the lesser of (i) $2.0 million more negative than the “Cumulative Employee Cost” line item in the Approved Budget and (ii) 20% more negative than the “Cumulative Employee Cost” line item in the Approved Budget, in each case, on a cumulative basis for the applicable Testing Period;

(e)                                  actual “Total Operating Disbursements” be more negative than the lesser of (i) $2.0 million more negative than the “Total Operating Disbursements” line item in the Approved Budget and (ii) 15% more negative than the “Total Operating Disbursements” line item in the Approved Budget, in each case, on a cumulative basis for the applicable Testing Period; or

(f)                                   actual “Net Cash Flow” be more negative than the lesser of (i) $4.0 million more negative than the “Net Cash Flow” line item in the Approved Budget and (ii) 15% more negative than the “Net Cash Flow” line item in the Approved Budget, in each case, on a cumulative basis for the applicable Testing Period.

The first sentence of this Section 6.2 shall be referred to herein as the “Permitted Variances.”

The “Testing Period” shall refer to the period starting with the week ending December 2, 2016 through and including the week ending immediately prior to the applicable Test Date.

The Credit Parties acknowledge and agree that the incurrence or payment by any Credit Party of expenses in excess of the Permitted Variances shall constitute an Event of Default under

Section 8.1(c), subject to the passage of time referenced therein; provided that professional fees and expenses of the Lenders shall not be included or otherwise considered for such variance testing.

SECTION 7.                         GUARANTY

7.1                               Guaranty of the Obligations.  Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full in cash of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a)) (collectively, the “Guaranteed Obligations”).

7.2                               Contribution by Guarantors.  All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed.  “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.  “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3                               Payment by Guarantors.  Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against any Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4                               Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full in cash of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)                                 this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)                                 Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c)                                  the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any Borrower or any of such other Guarantors and whether or not any Borrower is joined in any such action or actions;

(d)                                 payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid; and without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)                                  any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(f)                                   this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full in cash of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Guaranteed Obligations) to the payment of Indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which any Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5                               Waivers by Guarantors.  Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full in cash of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6                               Guarantors’ Rights of Subrogation, Contribution, etc.  Until the Guaranteed Obligations shall have been paid in full (other than contingent indemnification obligations that by their terms survive termination of the Credit Documents), each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary.  In addition, until the Guaranteed Obligations (other than contingent indemnification obligations that by their terms survive termination of the Credit Documents) shall have been paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than contingent indemnification obligations that by their terms survive termination of the Credit Documents) shall not have been finally paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7                               Subordination of Other Obligations.  Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8                               Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations (other than contingent indemnification obligations that by their terms survive termination of the Credit Documents) shall have been paid in full.  Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9                               Authority of Guarantors or Borrower.  It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10                        Financial Condition of Borrower.  Any Credit Extension may be made to any Borrower or continued from time to time, without notice to or authorization from any Guarantor regardless of the financial or other condition of any Borrower at the time of any such grant or continuation.  No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Borrower.  Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and their ability to perform its obligations under the Credit Documents and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

7.11                        Bankruptcy, etc.

(a)                                 So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any Insolvency or Liquidation Proceeding of or against any Borrower or any other Guarantor or admit in writing or in any legal proceeding that it is unable to pay its debts as they become due.  The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any Insolvency or Liquidation Proceeding of or against any Borrower or any other Guarantor or by any defense which any Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such Insolvency or Liquidation Proceeding.

(b)                                 Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any Insolvency or Liquidation Proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such Insolvency or Liquidation Proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such Insolvency or Liquidation Proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations.  Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such Insolvency or Liquidation Proceeding is commenced.

(c)                                  In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

SECTION 8.                         EVENTS OF DEFAULT

8.1                               Events of Default.  If any one or more of the following conditions or events shall occur:

(a)                                 Failure to Make Payments When Due.  Failure by Borrower to pay (i) when due the principal of any Term Loan whether at stated maturity, by acceleration or otherwise; (ii) when due any installment of principal of any Term Loan, by notice of voluntary prepayment or otherwise; or (iii) when due any interest on any Term Loan or any fee or any other amount due hereunder; or

(b)                                 Default in Other Agreements.  (i) Failure by the Borrower or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an individual principal amount of $2,000,000 or more with an aggregate principal amount of $4,000,000 or more, in each case beyond the grace period, if any, provided therefore; or (ii) the breach or default by the Borrower or any of its Subsidiaries with respect to any other term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefore, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) or to require the prepayment, redemption, repurchase or defeasance of, or to cause the Borrower or any of its Subsidiaries to make any offer to prepay, redeem, repurchase or defease such Indebtedness, prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c)                                  Breach of Certain Covenants.  Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.3, Section 5 or Section 6 (including, for the avoidance of doubt, the Existing Covenants); provided that, unless waived by the Requisite Lenders, the failure to comply with Section 6.2 shall not become an Event of Default until three (3) calendar days after such failure to comply with Section 6.2; or

(d)                                 Breach of Representations, etc.  Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e)                                  Other Defaults Under Credit Documents.  Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within three (3) days after the earlier to occur of (i) knowledge by an Authorized Officer of any Borrower of such default or (ii) notice from the Administrative Agent to Borrower of such default; or

(f)                                   Involuntary Insolvency or Liquidation Proceeding; Appointment of Receiver, etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries in an involuntary Insolvency or Liquidation Proceeding, which decree or order is not stayed; or any other similar relief shall be granted under any applicable foreign or domestic federal or state law; or (ii) an involuntary Insolvency or Liquidation Proceeding shall be commenced against Holdings or any of its Subsidiaries; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries; or

(g)                                  Voluntary Insolvency or Liquidation Proceeding; Appointment of Receiver, etc.  (i) Holdings or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary Insolvency or Liquidation Proceeding, or shall consent to the entry of an order for relief in an involuntary Insolvency or Liquidation Proceeding, or to the conversion of an involuntary Insolvency or Liquidation Proceeding to a voluntary Insolvency or Liquidation Proceeding, or shall consent to the appointment of, or taking possession by, a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) the board of directors (or similar governing body) of Holdings or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h)                                 Claims, Judgments and Attachments.  (a) Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $1,000,000 or (ii) in the aggregate at any time an amount in excess of $2,000,000 (in either case to the extent not fully covered by insurance (less any deductible) as to which a solvent and unaffiliated insurance company with a rating of “A-1” or better by A.M. Best has acknowledged coverage) shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective assets or (b) the Borrower or any of its Subsidiaries shall enter into a settlement in respect of any actual or threatened action, suit, investigation, litigation or proceeding or other regulatory or legal development involving (i) in any individual case an amount in excess of $1,000,000 or (ii) in the aggregate at any time an amount in excess of $2,000,000; or

(i)                                     Dissolution.  Any order, judgment or decree shall be entered against any Credit Party or any of its Subsidiaries decreeing the dissolution or split up of such Credit Party or such Subsidiary and such order shall remain undischarged or unstayed for a period in excess of five (5) consecutive days; or

(j)                                    Guaranties, Collateral Documents and other Credit Documents.  At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party; or

(k)                                 Certain Contracts.  Any party thereto shall default in the performance of any of its obligations under the Senior Credit Agreement or the 21C Indenture (after giving effect to any applicable grace period in the Senior Credit Agreement or the 21C Indenture, as applicable), other than the Existing Events of Default for so long as the Notes Forbearance Agreement and the Bank Forbearance Agreement are in full force and effect; or

(l)                                     Forbearance Termination Event.  The occurrence of a “Forbearance Termination Event” under and as defined in the Bank Forbearance Agreement or the Notes Forbearance Agreement; or

(m)                             Transaction Support Agreement.  The termination of the Transaction Support Agreement after it shall have been in full force and effect; or

(n)                                 Change of Control.  The occurrence of a Change of Control.

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, upon notice to Borrower by the Administrative Agent (which may be given at its election or at the direction of the Requisite Lenders) with respect to any of all of the following, (A) the Commitments shall terminate, (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Term Loans, and (II) all other Obligations; and (C) Administrative Agent may (i) immediately set-off any and all amounts in accounts maintained by the Credit Parties with the Administrative Agent or the Lenders against the Obligations and/or cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents, (ii) freeze monies or balances in the Credit Parties’ accounts and sweep all funds contained in the Term Loan Proceeds Deposit Account, and (iii) take any other actions or exercise any other rights or remedies permitted under the Credit Documents or applicable laws.  The Credit Parties shall cooperate fully with the Administrative Agent and the Lenders in their exercise of rights and remedies under this Agreement and the other Credit Documents, whether against the Collateral or otherwise.

8.2                               Proceeds to be Turned over to and Held by Administrative Agent.  Unless otherwise expressly provided in this Agreement or directed by the Requisite Lenders, upon the occurrence and during the continuance of an Event of Default, all proceeds of any Collateral received by any Credit Party hereunder in cash or cash equivalents shall be held by such Credit Party in trust for the Agents and the other Secured Parties, segregated from other funds of such Credit Party, and shall, promptly upon receipt by any Credit Party, be turned over to the Administrative Agent in the exact form received (with any necessary endorsement).  All such proceeds of Collateral and any other proceeds of any Collateral received by the Agents in cash or cash equivalents shall be held by the Administrative Agent in a segregated deposit account held at the Administrative Agent.  All proceeds being held by the Administrative Agent in such account (or by such Credit Party in trust for the Agents and the other Secured Parties) shall continue to be held as collateral security for the Obligations and shall not constitute payment thereof until applied as provided in this Agreement.

SECTION 9.                         AGENTS

9.1                               Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent and Collateral Agent as the agents of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes each of the Administrative Agent and Collateral Agent, in such capacities, to take such actions on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent or the Collateral Agent, as the case may be, by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement or any other Credit Document, the Administrative Agent and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent or the Collateral Agent.

9.2                               Delegation of Duties.  The Administrative Agent and the Collateral Agent may execute any of their respective duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Each of the Administrative Agent and the Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3                               Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any Guarantor or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of the Borrower or any Guarantor as a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the Borrower or any Guarantor or any other obligor under the Credit Documents.

9.4                               Reliance by Administrative Agent and Collateral Agent.  The Administrative Agent and the Collateral Agent shall each be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent, as the case may be.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 10.6.  The Administrative Agent and the Collateral Agent shall each be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Requisite Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Each of the Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Requisite Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Term Loans.

9.5                               Notice of Default.  Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders and the Collateral Agent.  The Administrative Agent and the Collateral Agent shall each take such action with respect to such Default or Event of Default as shall be reasonably directed by the Requisite Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent or the Collateral Agent, as the case may be, shall have received such directions, the Administrative Agent and the Collateral Agent each may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6                               Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to extend credit hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent and the Collateral Agent hereunder or under any other Credit Document, the Administrative Agent and the Collateral Agent, as the case may be, shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any Guarantor that may come into the possession of the Administrative Agent, the Collateral Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7                               Indemnification.  The Lenders agree to indemnify each Agent, its officers, directors, employees, agents, attorneys-in-fact, and affiliates (collectively, the “Agent Indemnified Parties”) in their capacity as such (to the extent not timely reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to each Lender’s respective ratio (expressed as a percentage) of the sum of such Lender’s unpaid principal amount of such Lender’s Term Loans at such time to the sum of all Lenders’ unpaid principal amount of the Loans on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Term Loans shall have been paid in full, ratably in accordance with each Lender’s respective ratio (expressed as a percentage) of the sum of such Lender’s unpaid principal amount of such Lender’s Term Loans immediately prior to such repayment, to the sum of all Lenders’ unpaid principal amount of the Term Loans at such time), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnified Party in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnified Party under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnified Party’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Term Loans and all other amounts payable hereunder and the termination of this Agreement.

9.8                               Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and each Guarantor as though such Agent were not an Agent.

9.9                               Successor Administrative Agent or Collateral Agent.  The Administrative Agent or Collateral Agent may resign as Administrative Agent or Collateral Agent, as the case may be, upon 30 days’ notice to the Lenders and the Borrower.  If the Administrative Agent or the Collateral Agent shall resign as Administrative Agent or Collateral Agent, as the case may be, under this Agreement and the other Credit Documents, then the Requisite Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or Collateral Agent, as the case may be, and the term “Administrative Agent” or “Collateral Agent”, as the case may be, means such successor agent effective upon such appointment and approval, and the former Administrative Agent’s or Collateral Agent’s, as the case may be, rights, powers and duties as Administrative Agent or Collateral Agent, as the case may be, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or Collateral Agent, as the case may be, or any of the parties to this Agreement or any holders of the Term Loans.  If no successor agent has accepted appointment as Administrative Agent or Collateral Agent by the date that is 30 days following a retiring Administrative Agent’s or Collateral Agent’s, as the case may be, notice of resignation, the retiring Administrative Agent’s or Collateral Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent or Collateral Agent, as the case may be, hereunder until such time, if any, as the Requisite Lenders and the Borrower, as applicable, appoint a successor Agent as provided for above.  After any retiring Administrative Agent’s or Collateral Agent’s resignation as Administrative Agent or Collateral Agent, as the case may be, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as the case may be, under this Agreement and the other Credit Documents.  Notwithstanding the foregoing, the retiring Collateral Agent shall continue to hold the Collateral (at the Lenders’ expense) created by the Credit Documents for the benefit of the Lenders until the successor Collateral Agent has been effectively appointed pursuant to this paragraph.

9.10                        Withholding Tax.  To the extent required by any applicable law and subject to Section 2.13, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent, to the extent that the Administrative Agent has not already been reimbursed by the Borrower and to the extent the following amounts are attributable solely to such Lender, for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all reasonable expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such tax was correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

9.11                        Collateral Matters.

(a)                                 The Lenders hereby irrevocably authorize the Collateral Agent, upon the written direction of the Requisite Lenders, to release any Lien on any of the Collateral upon payment and satisfaction of all of the Obligations in full in cash.  Upon request by the Collateral Agent or Borrower at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 9.11(a); provided, that, (1) the Collateral Agent shall not be required to execute any document necessary to evidence such release on terms that, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released or subordinated) upon (or obligations of Borrower in respect of) all interests retained by any Credit Party, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b)                                 The Collateral Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by a Credit Party or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent pursuant to any of the Credit Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, regardless of whether the Collateral Agent shall obtain its own interest in the Collateral in its capacity as one of the Lenders, and that the Collateral Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

(c)                                  In no event shall the Administrative Agent or the Collateral Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Administrative Agent or the Collateral Agent, as the case may be, has been advised of the likelihood of such loss or damage and regardless of the form of action. Notwithstanding any provision of this Agreement, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities except those expressly set forth herein and the permissive provisions with respect to the Administrative Agent and the Collateral Agent set forth herein shall not be deemed to be duties. Notwithstanding anything to the contrary contained herein, neither the Administrative Agent nor the Collateral Agent shall have any responsibility for the preparing, recording, filing, re-recording, or re-filing of any financing statement, continuation statement or other instrument in any public office. In no event shall the Administrative Agent or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Administrative Agent and the Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstance.

9.12                        Concerning the Collateral and Related Credit Documents.  Each Lender hereby authorizes and directs the Administrative Agent and the Collateral Agent to enter into this Agreement and the other Credit Documents to which it is a party.  Each Lender hereby agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

SECTION 10.                  MISCELLANEOUS

10.1                        Notices.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party or an Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing.  Each notice hereunder shall be in writing and may be personally served, emailed (to the extent and in the manner that the recipient thereof has agreed to accept notices and other communications to it hereunder by email) or sent by facsimile or United States mail or courier service and shall be deemed to have been delivered (i) if delivered in person or by courier service and signed for against receipt thereof, (ii) if mailed (certified mail, postage prepaid and return receipt requested), when received or 3 days after deposited in the mails, whichever occurs first, (iii) if delivered by facsimile, upon receipt of confirmation of delivery of facsimile and (iv) if emailed, upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, no notice to any Agent shall be effective until received by such Agent.

10.2                        Expenses.  Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay promptly, and in any event within three (3) Business Days after written demand therefore, (a) all the actual and reasonable costs and expenses of Administrative Agent and the Lenders in the preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for the Borrower and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to Agents and Lenders in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower (including the costs and expenses of Stroock & Stroock & Lavan LLP, counsel to the Lenders, and Pryor Cashman LLP, counsel to the Agents); (d) all the actual costs and expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Secured Parties pursuant hereto, including filing and recording fees, search fees, and fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Credit Documents; (e) all the actual reasonable costs and fees, expenses and disbursements of one firm of any auditors, accountants or consultants; (f) all the actual costs and expenses (including the reasonable fees, expenses and disbursements of counsel, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and costs and expenses incurred by each Agent in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including attorneys’ fees of one counsel for each of the Administrative Agent and Lenders (including the costs and expenses of Stroock & Stroock & Lavan LLP, counsel to the Lenders, and Pryor Cashman LLP, counsel to the Agents) and appropriate local counsel and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any Insolvency or Liquidation Proceeding.

10.3                        Indemnity.

(a)                                 In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender, their Affiliates and their respective officers, partners, directors, trustees, employees, representatives and agents of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH AGENT; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction in a final, nonappealable order.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)                                 To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Lenders, Agents and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this

Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.4                        Set Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender and its respective Affiliates is hereby authorized by Borrower at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of Borrower (in whatever currency) against and on account of the obligations and liabilities of Borrower to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Term Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.

10.5                        Amendments and Waivers.

(a)                                 Requisite Lenders’ Consent.  Subject to Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of (i) in the case of this Agreement, Administrative Agent and the Requisite Lenders or (ii) in the case of any other Credit Document, Administrative Agent and, if party thereto, Collateral Agent, with the consent of the Requisite Lenders.

(b)                                 Affected Lenders’ Consent.  Without the written consent of each Lender that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)                                     extend the scheduled final maturity of any Term Loan or Term Loan Note of such Lender;

(ii)                                  reduce the rate of interest on any Term Loan of such Lender or any fee payable hereunder;

(iii)                               extend the time for payment of any such interest or fees to such Lender;

(iv)                              reduce the principal amount of any Term Loan of such Lender;

(v)                                 amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);

(vi)                              amend the definition of “Requisite Lenders” or “Pro Rata Share”;

(vii)                           release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty;

(viii)                        consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document; or

(ix)                              extend the Term Loan Commitment of such Lender.

(x)                                 amend, modify, terminate or waive any provision of Section 4.12 or Section 2.11 or any other provision in the Credit Documents relating to the pro rata sharing of payments made with respect to the Obligations; or

(xi)                              amend, modify, terminate or waive any provision of this Agreement or any other Credit Document that has the effect of subordinating the Obligations in right of payment to any other Indebtedness, liabilities or any other obligations of any Credit party or subordinating the Liens on any of the Collateral securing the Obligations to any other Liens on the Collateral (it being understood that there shall be no other Liens on the Collateral).

(c)                                  Other Consents.  No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d)                                 Execution of Amendments, etc.  Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6                        Successors and Assigns; Participations.

(a)                                 Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders.  No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders (and any attempted assignment or transfer by any Credit

Party without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Register.  The Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Term Loans listed therein for all purposes hereof, and no assignment or transfer of any such Term Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.6(e).  Prior to such recordation, all amounts owed with respect to the applicable Term Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Term Loans.  Solely for the purposes of maintaining the Register and for tax purposes only Administrative Agent shall be deemed to be acting on behalf of the Credit Parties.

(c)                                  Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Term Loans owing to it, Commitments or other Obligations:

(i)                                     to any Person meeting the criteria of clause (a) of the definition of the term of “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent; or

(ii)                                  to any Person otherwise constituting an Eligible Assignee; provided, each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $250,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Term Loans of the assigning Lender), provided that the foregoing minimum assignment amounts shall not apply (x) to any assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or a Related Fund of the assignor or (y) if any Event of Default shall have occurred and is continuing.

(d)                                 Mechanics.  The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with (i) such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.13(e), and (ii) the assignment fees specified in the Assignment Agreement.

(e)                                  Notice of Assignment.  Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Borrower and shall maintain a copy of such Assignment Agreement.

(f)                                   Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Term Loans, as the case may be; and (iii) it will make or invest in its Term Loans for its own account in the ordinary course of its business and without a view to distribution of such Term Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Term Loans or any interests therein shall at all times remain within its exclusive control).

(g)                                  Effect of Assignment.  Subject to the terms and conditions of this Section 10.6, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder) and (iii) if any such assignment occurs after the issuance of any Term Loan Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Term Loan Notes to Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Term Loan Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect outstanding Term Loans of the assignee and/or the assigning Lender.

(h)                                 Participations.  Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates) in all or any part of its Term Loans or in any other Obligation.  The holder of any such participation (a “Participant”), other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Term Loan or Term Loan Note in which such Participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except any amendment to the definition of “Default Rate” or in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Term Loan shall be permitted without the consent of any Participant if the Participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Term Loans hereunder in which such Participant is participating.  The Borrower agree that each Participant shall be entitled, through the participating Lender, to the benefits of Sections 2.12 and 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section; provided, (i) a Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation, and (ii) a Participant shall not be entitled to the benefits of Section 2.13 unless such Participant agrees, for the benefit of the Borrower, to comply with Section 2.13 as though it were a Lender (it being understood that the documentation required under Section 2.13 shall be delivered to the participating Lender).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loans or other obligations under the Credit Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(i)                                     Certain Other Assignments.  In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Term Loans, the other Obligations owed by or to such Lender, and its Term Loan Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7                        Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8                        Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.12, 2.13, 10.2, and 10.3 and the agreements of Lenders set forth in Section 2.11 shall survive the payment of the Term Loans and the termination hereof.

10.9                        No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10                 Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11                 Severability.  In case any provision in or obligation hereunder or any Term Loan Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12                 Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Term

Loan Commitment of any other Lender hereunder.  Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13                 Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14                 APPLICABLE LAW.  THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER CREDIT DOCUMENT IN RESPECT OF SUCH OTHER CREDIT DOCUMENT), AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.15                 CONSENT TO JURISDICTION.

(a)                                 ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (iv) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(b)                                 EACH CREDIT PARTY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 10.1 OR ON CT CORPORATION SYSTEM, LOCATED AT 111 EIGHTH

AVENUE, NEW YORK, NEW YORK 10011, AND HEREBY APPOINTS CT CORPORATION SYSTEM AS ITS AGENT TO RECEIVE AND FORWARD SUCH SERVICE OF PROCESS.  ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY CREDIT PARTY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE.  IN THE EVENT C T CORPORATION SYSTEM SHALL NOT BE ABLE TO ACCEPT SERVICE OF PROCESS AS AFORESAID AND IF ANY CREDIT PARTY SHALL NOT MAINTAIN AN OFFICE IN NEW YORK CITY, SUCH CREDIT PARTY SHALL PROMPTLY APPOINT AND MAINTAIN AN AGENT QUALIFIED TO ACT AS AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO THE COURTS SPECIFIED IN THIS SECTION 10.16 ABOVE, AND ACCEPTABLE TO ADMINISTRATIVE AGENT, AS EACH CREDIT PARTY’S AUTHORIZED AGENT TO RECEIVE AND FORWARD ON EACH CREDIT PARTY’S BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION, SUIT OR PROCEEDING.

10.16                 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17                 Confidentiality.  Each Lender shall hold all non-public information regarding the Borrower and its Subsidiaries and their businesses clearly identified as such by Borrower and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to their directors, officers, employees, agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Term Loans, commitments or any participations therein, (iii) disclosures to any Lender’s financing sources, provided that prior to any disclosure, such financing source is informed of the confidential nature of the information, (iv) disclosure of information which (A) becomes publicly available other than as a result of a breach of this Section 10.17 or (B) becomes available to Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower, and (v) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information.  Each Lender hereby acknowledges and agrees that, notwithstanding the terms of any non-disclosure agreement or similar confidentiality agreement to which Holdings or any of its Subsidiaries and such Lender is a party on the Closing Date and was in effect prior to the Closing Date, such Lender shall not have the right to publicly disclose, or to cause Holdings or any of its Subsidiaries to publicly disclose, any material non-public information that such Lender receives after the Closing Date pursuant to the terms of this Agreement, in each case, except as expressly stated in the immediately preceding sentence or pursuant to any separate confidentiality or disclosure arrangements that are entered into on or after the Closing Date between such Lender and Holdings or any of its Subsidiaries.

10.18                 Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Term Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Term Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and the Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Term Loans made hereunder or be refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

10.19                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.20                 Effectiveness.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof and the satisfaction of the conditions set forth in Section 3.1.  Delivery of an executed counterpart to this Agreement by telecopy transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

10.21                 Patriot Act.  Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

10.22                 Entire Agreement.  This Agreement and the other Credit Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

MEDICAL DEVELOPERS, LLC

By:	/s/ LeAnne M. Stewart
Name: LeAnne M. Stewart
Title: Chief Financial Officer

GUARANTORS:

21ST CENTURY ONCOLOGY, INC.
21ST CENTURY ONCOLOGY HOLDINGS, INC.
21C EAST FLORIDA, LLC
21ST CENTURY OF FLORIDA ACQUISITION, LLC
21ST CENTURY ONCOLOGY MANAGEMENT SERVICES, INC.
21ST CENTURY ONCOLOGY OF ALABAMA, LLC
21ST CENTURY ONCOLOGY OF HARFORD COUNTY, MARYLAND LLC
21ST CENTURY ONCOLOGY OF JACKSONVILLE, LLC
21ST CENTURY ONCOLOGY OF KENTUCKY, LLC
21ST CENTURY ONCOLOGY OF NEW JERSEY, INC.
21ST CENTURY ONCOLOGY OF PENNSYLVANIA, INC.
21ST CENTURY ONCOLOGY OF PRINCE GEORGES COUNTY, MARYLAND, LLC
21ST CENTURY ONCOLOGY OF SOUTH CAROLINA, LLC
21ST CENTURY ONCOLOGY OF WASHINGTON, LLC
21ST CENTURY ONCOLOGY SERVICES, LLC
21ST CENTURY ONCOLOGY, LLC
AHLC, LLC
AMERICAN CONSOLIDATED TECHNOLOGIES, L.L.C.
ARIZONA RADIATION THERAPY MANAGEMENT SERVICES, INC.
ASHEVILLE CC, LLC
ATLANTIC UROLOGY CLINICS, LLC
AURORA TECHNOLOGY DEVELOPMENT, LLC
BERLIN RADIATION THERAPY TREATMENT CENTER, LLC
CALIFORNIA RADIATION THERAPY MANAGEMENT SERVICES, INC.
CAREPOINT HEALTH SOLUTIONS, LLC
CAROLINA RADIATION AND CANCER TREATMENT CENTER, LLC

By:	/s/ LeAnne M. Stewart
Name: LeAnne M. Stewart
Title: Chief Financial Officer

GUARANTORS:

CAROLINA REGIONAL CANCER CENTER, LLC
DERM-RAD INVESTMENT COMPANY, LLC
DEVOTO CONSTRUCTION OF SOUTHWEST FLORIDA, INC.
FINANCIAL SERVICES OF SOUTHWEST FLORIDA, LLC
FOUNTAIN VALLEY & ANAHEIM RADIATION ONCOLOGY CENTERS, INC.
GETTYSBURG RADIATION, LLC
GOLDSBORO RADIATION THERAPY SERVICES, LLC
JACKSONVILLE RADIATION THERAPY SERVICES, LLC
MARYLAND RADIATION THERAPY MANAGEMENT SERVICES, LLC
MICHIGAN RADIATION THERAPY MANAGEMENT SERVICES, INC.
NEVADA RADIATION THERAPY MANAGEMENT SERVICES, INCORPORATED
NEW ENGLAND RADIATION THERAPY MANAGEMENT SERVICES, INC.
NEW YORK RADIATION THERAPY MANAGEMENT SERVICES, LLC
NORTH CAROLINA RADIATION THERAPY MANAGEMENT SERVICES, LLC
ONCURE HOLDINGS, INC.
ONCURE MEDICAL CORP.
PHOENIX MANAGEMENT COMPANY, LLC
RADIATION THERAPY SCHOOL FOR RADIATION THERAPY TECHNOLOGY, INC.
RADIATION THERAPY SERVICES INTERNATIONAL, INC.
RVCC, LLC
SAMPSON ACCELERATOR, LLC
SAMPSON SIMULATOR, LLC
SFRO HOLDINGS, LLC

By:	/s/ LeAnne M. Stewart
Name: LeAnne M. Stewart
Title: Chief Financial Officer

2

GUARANTORS:

U.S. CANCER CARE, INC.
USCC FLORIDA ACQUISITION LLC
WEST VIRGINIA RADIATION THERAPY SERVICES, INC.

By:	/s/ LeAnne M. Stewart
Name: LeAnne M. Stewart
Title: Chief Financial Officer

PALMS WEST RADIATION THERAPY, L.L.C.

By:	21st Century Oncology, LLC
Its:	Sole Member

By:	/s/ LeAnne M. Stewart
Name: LeAnne M. Stewart
Title: Chief Financial Officer

ASSOCIATES IN RADIATION ONCOLOGY SERVICES, LLC
BOYNTON BEACH RADIATION ONCOLOGY, L.L.C.
SOUTH FLORIDA RADIATION ONCOLOGY, LLC
TREASURE COAST MEDICINE, LLC

By:	SFRO Holdings, LLC
Its:	Sole Member

By:	/s/ LeAnne M. Stewart
Name: LeAnne M. Stewart
Title: Chief Financial Officer

SOUTH FLORIDA MEDICINE, LLC

By:	/s/ William R. Spalding
Name: William R. Spalding
Title: President

3

GUARANTORS:

MD INTERNATIONAL INVESTMENTS, LLC

By:	/s/ LeAnne M. Stewart
Name: LeAnne M. Stewart
Title: Chief Financial Officer

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:

WILMINGTON SAVINGS
FUND SOCIETY, FSB, as Administrative Agent and Collateral Agent

By:	/s/ Geoffrey J. Lewis
Name: Geoffrey J. Lewis
Title: Vice President

LENDERS:

[LENDERS]

By:
Name:
Title: